                                                                     EXHIBIT 4.2

                           AVERY DENNISON CORPORATION

                       $250,000,000 4.875% Notes due 2013
                       $150,000,000 6.000% Notes due 2033

                              OFFICER'S CERTIFICATE
                    PURSUANT TO SECTION 301 OF THE INDENTURE


                  Pursuant to a Board Resolution of Avery Dennison Corporation, a Delaware corporation (the "Corporation"), adopted as of January 14, 2003 (the "Resolutions"), the undersigned, Daniel R. O'Bryant and Karyn E. Rodriguez, certify that pursuant to the Resolutions and Section 301 of the Indenture, dated as of July 3, 2001 (the "Indenture"), between the Corporation and J.P.Morgan Trust Company, National Association (as successor by merger to Chase Manhattan Bank and Trust Company, National Association), as Trustee (the "Trustee"), there is hereby established two separate series of Securities (as that term is defined in the Indenture), the terms and form of which shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture):

Notes Due 2013:

         (1) The title of the first series of the Securities is "4.875% Notes due 2013" (the "Notes due 2013").

         (2) The Notes due 2013 will be issued at an initial public offering price of 99.485% of the principal amount thereof.

         (3) The initial aggregate principal amount of the Notes due 2013 that may be authenticated and delivered under the Indenture (except for Notes due 2013 authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes due 2013 pursuant to Sections 304, 305, 306, 906, or 1106 of the Indenture and except for any Notes due 2013 which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered) is $250,000,000. The Corporation may, from time to time, without the consent of the holder of the Notes due 2013, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes due 2013.

         (4) The principal amount of the Notes due 2013 shall be payable in full on January 15, 2013 subject to and in accordance with the provisions of the Indenture.

         (5) The Notes due 2013 shall bear interest at the rate of 4.875% per annum from January 17, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on January 15 and July 15 of each year (each an "Interest Payment Date"), commencing July 15, 2003, until the principal amount of the Notes due 2013 has been paid or duly provided for. January 1 and July 1 (whether or not a Business

Day), as the case may be, next preceding an Interest Payment Date, shall be a "Regular Record Date" for the interest payable on such Interest Payment Date.

Notes Due 2033:

         (6) The title of the second series of the Securities is "6.000% Notes due 2033" (the "Notes due 2033", and together with Notes due 2013, the "Notes").

         (7) The Notes due 2033 will be issued at an initial public offering price of 99.449% of the principal amount thereof.

         (8) The initial aggregate principal amount of the Notes due 2033 that may be authenticated and delivered under the Indenture (except for Notes due 2033 authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes due 2033 pursuant to Sections 304, 305, 306, 906, or 1106 of the Indenture and except for any Notes due 2033 which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered) is $150,000,000. The Corporation may, from time to time, without the consent of the holders of the Notes due 2033, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes due 2033.

         (9) The principal amount of the Notes due 2033 shall be payable in full on January 15, 2033 subject to and in accordance with the provisions of the Indenture.

         (10) The Notes due 2033 shall bear interest at the rate of 6.000% per annum from January 17, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on January 15 and July 15 of each year (each an "Interest Payment Date"), commencing July 15, 2003, until the principal amount of the Notes due 2033 has been paid or duly provided for. January 1 and July 1 (whether or not a Business
Day), as the case may be, next preceding an Interest Payment Date, shall be a "Regular Record Date" for the interest payable on such Interest Payment Date.

Certain Common Terms of the Notes:

         (11) The principal of (and premium, if any) and interest on the Notes shall be payable at the Corporate Trust Office, which as of this date is 560 Mission Street, 13th Floor, San Francisco, California, 94105.

         (12) The Notes shall be redeemable, in whole or in part, at the option of the Corporation at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes being redeemed on the Redemption Date, or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on that Redemption Date (not including any portion of any interest payments accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis at the Treasury Rate (as defined below), plus 12.5 basis points in the case of the Notes due 2013 and 15.0 basis points in the case of the Notes due 2033, plus, in each case, accrued and unpaid interest on the Notes to the Redemption Date.

         Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         The Corporation shall mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption shall become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date.

         Unless the Corporation defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

                  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

                  "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
         (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

                  "Quotation Agent" means the Reference Treasury Dealer (as defined below) appointed by the Corporation.

                  "Reference Treasury Dealer" means (A) each of Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, J.P.Morgan Securities Inc. and Wachovia Securities, Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Corporation shall substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Trustee after consultation with the Corporation.

                  "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

                  "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         (13) The Notes shall be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities may be exchanged in whole or in part for individual Securities only on the terms and conditions set forth in the Indenture. The initial Depositary for such Global Securities shall be The Depository Trust Company.

         (14) The Notes shall be defeasible as provided in Article Thirteen of the Indenture.

         (15) The Notes shall not be subject to any mandatory sinking fund.

         (16) The following covenants shall apply to the Notes, in addition to those set forth in the Indenture:

                  (a) Restrictions on Secured Debt. Neither the Corporation nor any Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Lien on any Principal Property of the Corporation or any Subsidiary or any shares of capital stock of or Debt of any Subsidiary, without effectively providing that the Notes shall be secured equally and ratably with (or, at the option of the Corporation, prior to) such secured Debt; provided, however, that this limitation shall not apply to:

                           (i)      Any Liens existing on July 3, 2001;

                           (ii) Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person becomes a Subsidiary;

                           (iii) Liens in the Corporation's favor or in favor of any Subsidiary;

                           (iv) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

                           (v) Liens on property, or on any shares of capital stock or Debt of any Subsidiary existing at the time of acquisition thereof (including through merger or consolidation);

                           (vi) Any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

                           (vii) Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

                           (viii) Mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

                           (ix) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

                           (x) Liens for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith;

                           (xi) Liens put on any property in contemplation of its disposition, provided the Corporation has a binding agreement to sell at the time the Lien is imposed and the Corporation disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Corporation or any Subsidiary;

                           (xii) Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

                           (xiii) Any extension, renewal or replacement of any Liens referred to in the foregoing clauses
                                    (i) through (xii) inclusive or any Debt
                                    secured thereby, provided that such
                                    extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

         Notwithstanding the foregoing, the Corporation and any Subsidiary may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Corporation's and Subsidiaries' Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (b)(i) - (vi) of "Restrictions on Sales and Leasebacks" below), may not exceed 15% of Consolidated Net Tangible Assets.

                  (b) Restrictions on Sales and Leasebacks. Neither the Corporation nor any Subsidiary shall enter into any arrangement with any Person (other than the Corporation or a Subsidiary), or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any Principal Property that has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person (other than the Corporation or a Subsidiary), to which the funds have been or are to be advanced by such Person on the security of the leased property (a "sale and leaseback transaction"), provided, however, this limitation shall not apply if:

                           (i) the lease is for a period, including renewal rights, of not in excess of three years;

                           (ii) the sale or transfer of the Principal Property is made at the time of, or within 120 days after the later of its acquisition or completion of construction;

                           (iii) the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

                           (iv) the transaction is between the Corporation and a Subsidiary or between Subsidiaries;

                           (v) the Corporation or a Subsidiary, within 120 days after the Corporation or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to:

                                    (A)      the retirement of the Notes or the
                                             Corporation's other Funded Debt
                                             ranking on a parity with or senior
                                             to the Notes, or the retirement of
                                             the securities or other Funded Debt
                                             of a Subsidiary; provided, however,
                                             that the amount to be applied to
                                             the retirement of the Corporation's
                                             Funded Debt or a Subsidiary's
                                             Funded Debt shall be reduced by (x)
                                             the principal amount of any Notes
                                             (or other notes or debentures
                                             constituting such Funded Debt)
                                             delivered within such 120-day
                                             period to the Trustee or other
                                             applicable trustee for retirement
                                             and cancellation and (y) the
                                             principal amount of such Funded
                                             Debt, other than items referred to
                                             in the preceding clause (x),
                                             voluntarily retired by the
                                             Corporation or a Subsidiary within
                                             120 days after such sale; and
                                             provided further, that
                                             notwithstanding the foregoing, no
                                             retirement referred to in this
                                             subclause (A) may be effected by
                                             payment at maturity or pursuant to
                                             any mandatory sinking fund payment
                                             or any mandatory prepayment
                                             provision, or

                                    (B)      the purchase of other property
                                             which will constitute a Principal
                                             Property having a fair market
                                             value, in the opinion of the Board
                                             of Directors, at least equal to the
                                             fair
                                             market value of the Principal
                                             Property leased in such sale and
                                             leaseback transaction; or

                           (vi) after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in clauses (a)(i) - (xiii) of "Restrictions on Secured Debt" above), would not exceed 15% of Consolidated Net Tangible Assets.

                  (c) Restriction on the Payment of Dividends and Other Payments. The Corporation shall not declare or pay any dividends or make any distributions on capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, the Corporation's capital stock), nor may a Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in clauses (1) or (2) of Section 501 of the Indenture has occurred and is continuing.

                  (d) As used in subparagraphs (a) (b) and (c) above, the following terms have the meanings set forth below:

                           "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as determined in good faith by the Board of Directors. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

                           "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles all as set forth on the most recent balance sheet of the Corporation and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

                           "Debt" means debt issued, assumed or guaranteed by the Corporation or any Subsidiary for money borrowed.

                           "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

                           "Lien" means any lien, mortgage or pledge.

                           "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                           "Principal Property" means any real property the Corporation or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) the gross book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than
         (i) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Corporation and any Subsidiary as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

                           "Subsidiary" means a Person more than 50% of the outstanding voting stock of which, or similar ownership interest in which, the Corporation or one or more other Subsidiaries own, directly or indirectly.

         (17) In addition to the Events of Default provided in Sections 501(1),
(2), (4), (5), (6) and (7) of the Indenture, an Event of Default occurs with respect to each of the series of Notes upon a default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Corporation or any Subsidiary now existing or hereafter created (other than indebtedness or other obligations secured by a Lien on property to the extent that the liability for such indebtedness or other obligations is limited to the security of the property without liability on the part of the Corporation or any Subsidiary for any deficiency), which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $25,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series of the Notes, a written notice specifying such default with respect to the other indebtedness and requiring the Corporation to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture.

         (18) The Notes due 2013 shall be substantially in the form of Annex 1 attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

         (19) The Notes due 2033 shall be substantially in the form of Annex 2 attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

                  This Officer's Certificate may be executed in one or more counterparts, each of which so executed shall be deemed to be an original, and shall together constitute one and the same Officer's Certificate.

                            [Signature page follows]

                  IN WITNESS WHEREOF, the undersigned have executed this Officer's Certificate as of the 14th day of January, 2003.


                                            /s/ Daniel R. O'Bryant
                                    -------------------------------------------
                                    Name:       Daniel R. O'Bryant
                                    Title:      Chief Financial Officer and
                                                Senior Vice President, Finance


                                            /s/ Karyn E. Rodriquez
                                    -------------------------------------------
                                    Name:       Karyn E. Rodriguez
                                    Title:      Vice President and Treasurer

                                                                         ANNEX 1

                            [Form of Notes due 2013]


                                    Annex 1

                                                                         ANNEX 2

                            [Form of Notes due 2033]

                                    Annex 2